Exhibit 10.1

AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

As Adopted on June 18, 2026

Retainer (USD$)
Annual Board Retainer Fees:
Non-Executive Chair	95,000
All Non-Employee Directors (Other Than Non-Executive Chair)	62,500
Annual Chair Retainer Fees:*
Audit Committee Chair	25,000
Remuneration Committee Chair	20,000
Nominating and Corporate Governance Committee Chair	11,000
Annual Committee Member Retainer Fees:*
Audit Committee	12,000
Remuneration Committee	10,000
Nominating and Corporate Governance Committee	5,000

*	These fees are in addition to the Annual Board Retainer Fee, as applicable.

The annual retainers are paid in equal installments in arrears within 30 days of the end of each calendar quarter, or upon the earlier resignation or removal of the non-employee director. For non-employee directors who join the Board of Directors (the “Board”) of Amarin Corporation plc (the “Company”) during the calendar year, annual retainers are prorated based on the number of calendar days served by such director in the calendar year.

Non-employee directors are given an election with respect to the annual retainer, which election is to be exercised within 10 calendar days of the end of each calendar quarter, of receiving their annual retainers in the form of either (i) cash or (ii) unregistered non-American Depositary Shares (“ADSs”) representing the right to receive 20 ordinary shares par value GBP£0.50 per share of the Company (the “Ordinary Shares”), with any such issuances to be priced at the greater of (a) the closing price of the Company’s ADSs on Nasdaq on the date which is 10 calendar days after the end of each quarter or (b) GBP£0.50 per share (i.e., par value per Ordinary Share) multiplied by 20.

In addition, upon their initial appointment to the Board, non-employee directors will receive an initial equity award with a grant date fair value of USD$262,500, split in value 75% and 25% between share options and restricted share units, respectively. The initial share options will vest one-third on the first anniversary of the grant date and in equal quarterly installments for the two years thereafter, and the exercise price of any share options will be equal to the greater of (a) the closing price of the Company’s ADSs on Nasdaq on the grant date or (b) GBP£0.50 per share (i.e., par value per Ordinary Share) multiplied by 20. The initial restricted share unit awards vest in equal installments over three years on each anniversary of the grant date.

In addition, upon their initial appointment to the Board and for so long as the non-employee directors remain on the Board, the new and continuing non-employee directors will receive annual equity awards with a grant date fair value of USD$175,000, split in value 75% and 25% between share options and restricted share units, respectively. The annual share options and the annual restricted share unit awards will vest in full upon the earlier of the one-year anniversary of the grant date (which will be the date of the Company’s annual general meeting of shareholders) or the annual general meeting of shareholders in such anniversary year, and the exercise price of any share options will be equal to the greater of (a) the closing price of the Company’s ADSs on Nasdaq on the grant date or (b) GBP£0.50 per share (i.e., par value per Ordinary Share) multiplied by 20.

All equity awards are made pursuant to the terms of the Company’s 2020 Stock Incentive Plan, as amended and in effect from time to time (the “Stock Incentive Plan”). In the event of a Change of Control (as defined in the Stock Incentive Plan), all share options and restricted share unit awards held by non-employee directors shall immediately become fully vested.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Notwithstanding the foregoing, in lieu of the annual equity award that would have been granted on the date of the Company’s 2026 Annual General Meeting of Shareholders (the “2026 Annual Meeting”) but for the Company’s shareholders’ failure to approve a pre-emption waiver that would have allowed for such grants to occur in the ordinary course, each new and continuing non-employee director will receive an annual restricted cash award of USD$175,000, vesting and payable on the date of the Company’s 2027 Annual Meeting of Shareholders, subject to the continued service of such director until such date.

Further, notwithstanding the foregoing, in lieu of the initial equity award that would have been granted on the date of the 2026 Annual Meeting but for the Company’s shareholders’ failure to approve a pre-emption waiver that would have allowed for such grants to occur in the ordinary course,the non-employee director appointed in April 2025 will receive an initial restricted cash award of USD$262,500, vesting in equal installments over three years on each anniversary of the date of initial appointment of such director, subject to the continued service of such director until such dates, and with the first installment payable at this point in time and subsequent installments payable when vested.